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Exhibit 10.5

Confidential Treatment Requested

EXCLUSIVE LICENCE, DEVELOPMENT AND SUPPLY
AGREEMENT

        THIS AGREEMENT is made this 20th day of June 2007 BETWEEN

        JANSSEN PHARMACEUTICA NV, a company organized and existing under the laws of Belgium and having its registered office at Turnhoutseweg 30, 2340 Beerse, Belgium, (hereinafter referred to as "JANSSEN")

        AND

        1.     LAB INTERNATIONAL SRL, a company organized and existing under the laws of Barbados and having an office at Windmark, Harts Gap, Christ Church, Barbados, West Indies (hereinafter referred to as "LAB SRL") and

        2.     LAB PHARMA OY, a company organized and existing under the laws of Finland and having an office at Biolinja 12, 20101 Turku, Finland (hereinafter referred to as "LAB OY");

together "LAB"

and all together "the Parties"

RECITALS

        WHEREAS LAB OY has developed a specific reservoir metered dose dry powder inhaler (the Device, as further defined below). This Device is, together with the formulation technology, a platform for pulmonary drug delivery, and is protected by Patents and Know-How (both as defined below). Further LAB OY and LAB SRL have developed, by using the Device, a pharmaceutical product for pulmonary administration of fentanyl citrate formulations for the treatment of pain (the Product, as further defined below) that is currently undergoing clinical trials,

        WHEREAS JANSSEN is committed to undertake development, marketing and sale of the Product in the Territory under the terms and conditions of this Agreement and

        WHEREAS JANSSEN and LAB now wish to enter into an exclusive licence agreement with regard to the Patents, Know-IIow and LAB Trademarks (as defined below) and into an exclusive development and supply agreement with regard to the Product;

        NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and obligations set forth herein, the Parties hereby agree as follows:

1.     Definitions

        In this Agreement the following words and phrases shall have the meanings set out opposite them:

1.1
"Additional Indication" shall mean any and all medical indications of the Product other than the First Indication;

1.2
"Affiliate" shall mean, with respect to either Party, any corporation, company, partnership, joint venture or any other entity which, directly or indirectly, controls or is controlled by, or is under common control with such Party. For the purposes of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors;

1.3
"Agreement" shall mean this Exclusive Licence, Development and Supply Agreement and its Schedules, as may be updated or amended from time to time;

1.4
"CHMP" shall mean EMEA`s Committee for Medicinal Products for Human Use;

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1.5
"current Good Manufacturing Practice" or "cGMP" shall mean the current good manufacturing guidelines set out in the United States Code of Federal Regulations Parts 210 and 211, United States 21CFR Part 820 Quality System Requirements and in EU Directive 2003/94/EC and ISO 13485 so far as the same are relevant in each case as amended and updated from time to time;

1.6
"current Good Clinical Practice" or "cGCP" shall mean the current guidelines for the principles of good clinical practice in the conduct of clinical trials on medicinal products for human use as set out in EU Directive 2001/20/EC and US Guidance for Industry E6 Good Clinical Practice so far as the same are relevant in each case as amended and updated from time to time;

1.7
"current Good Laboratory Practice" or "cGLP" shall mean the current guidelines for the principles of good laboratory practice as set out in the EU Directives 2004/9/EC and 2004/10/EC and the related OECD principles and FDA's GLP regulations so far as the same are relevant in each case as amended and updated from time to time;

1.8
"Confidential Information" shall mean information which is transferred between the Parties by written or other tangible form and clearly marked as being confidential by the disclosing Party. In the case of information which is disclosed orally, Confidential Information includes such information which is confirmed thereafter within thirty (30) days in writing or other tangible form by the disclosing Party as confidential. The term Confidential Information shall include but not be limited to, all Product Specifications and manufacturing specifications, and information relating to the market or technology or either Party's business provided by it in connection with this Agreement; Know-How revealed shall be deemed to be Confidential Information, regardless of its marking as confidential or not;

  The term Confidential Information shall also include information disclosed by JANSSEN and LAB International Inc. under the agreement of July 28, 2005 which shall also be applicable for the Parties of the present Agreement;

  The term Confidential Information shall not mean any information which is previously known to the receiving Party without obligation of confidence to the disclosing Party, as shown by its written records, or which, without breach of this Agreement, is publicly disclosed either prior or subsequent to receipt by the receiving Party of such Confidential Information, or which is subsequently received by the receiving Party from a Third Party not under an obligation of confidence to the disclosing Party, or which is independently developed by a Party without violation of any confidentiality requirements or intellectual property rights hereunder, or disclosure of which is required by subpoena or other legal or administrative process or by law, provided that, with respect to the latter, the Parties shall closely collaborate in order to obtain a protective order or other appropriate remedy concerning any such disclosure; if any such order or other remedy does not fully preclude disclosure Parties shall make such disclosure only to the extent that such disclosure is legally required;

1.9
"Development Plan" shall mean the plan, as agreed by the Parties and set out in Schedule A as amended from time to time, specifying all the development work, including goals, directions, activities, due dates for the non-clinical and clinical program, the clinical trial program for the development of the First Indication, the implementation of agreed upon additional features into the Product, and regulatory preparations, to be performed mainly by LAB including completion of the regulatory file for the Product in a form suitable for submission to the Regulatory Authority and as requested by JANSSEN, with the objective of obtaining a Marketing Authorisation for the First Indication in the European Union;

1.10
"Development Period" shall mean the period until the First Marketing Authorization has been obtained;

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1.11
"Device" shall mean a reservoir metered dose dry powder inhaler for the pulmonary delivery of multiple doses of a dry powder formulation of certain compounds;

1.12
"Documented Manufacturing Cost" shall mean costs in accordance with GAAP (Generally Accepted Accounting Principles), which are reasonable and necessary, in each case linked to a commercial sale and comprise:

* * *

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1.13
"Effective Date" shall mean the last date of execution of this Agreement;

1.14
"EMEA" shall mean the European Medicines Evaluation Agency and any successor entity;

1.15
"FDA" shall mean the US Food and Drug Administration and any successor entity;

1.16
"Field" shall mean the pulmonary administration to humans of fentanyl, alfentanil, sufentanil or remifentanil in base or salt form, in particular fentanyl citrate, or the stereoisomers, solvates, non-covalent complexes, chelates, polymorphs or amorphous forms thereof;

1.17
"First Commercial Sale" shall mean the first sale of the Product by JANSSEN or its designees in any country in the Territory following receipt of the Marketing Authorisation;

  Any sales made prior to the receipt of the Marketing Authorization, such as so-called "named patient sales", "compassionate use" sales and the like, shall not be deemed First Commercial Sales;

1.18
"First Indication" shall mean the first medical use for the Product approved in a European Marketing Authorisation for the management of breakthrough pain in cancer patients who are already receiving and who are tolerant to opioid therapy for their cancer pain;

1.19
"Force Majeure Event" shall mean causes beyond a party's control, including, without limitation the following which, for the purposes of this Agreement, shall be regarded as beyond the control of the Party in question; act of God, acts or omissions of any government or any rules, regulations or orders of any govermnental authority or any officer, department, agency or instrument thereof; fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, invasion, strikes or lockouts;

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1.20
"Global Safety Database" ("GSD") shall mean the database containing all Adverse Events and pregnancy reports for the Product that will be used for regulatory reporting and responses to safety queries from Regulatory Authorities. Adverse Event (AE) shall have the official meanings or definitions as provided by and as further defined or modified by the applicable law and Regulatory Authorities;

1.21
"Improvement" shall mean

* * *

1.22
"JANSSEN Trademark" shall mean any trademark, commercial name, logo and/or other distinctive sign owned by JANSSEN or a JANSSEN Affiliate and chosen by JANSSEN for use with the Product;

1.23
"Joint Improvements" shall mean Improvements that include at least one inventor with an obligation to assign rights to LAB and at least one inventor with an obligation to assign rights JANSSEN;

1.24
"Know-How" shall mean any and all unpatented or unpublished inventions, discoveries, trade secrets, information, data, analysis, formulae, procedures, methods, processes and results, or any other know-how in the possession of LAB which relates to or is useful in connection with the development, approval and eventual commercialization of the Product or developed by LAB in the performance of this Agreement, including clinical, pre-clinical, and regulatory information concerning the Product;

1.25
"LAB Trademark" shall mean any trademark, commercial name, logo and/or other distinctive sign owned by LAB (as listed in Schedule K) and chosen by JANSSEN or an Affiliate for use with the Product;

1.26
"Manufacturing" shall mean all steps leading to and including the preparation of the powder formulation, filling of the formulation in the subassembly of the Device, the final assembly of the Device post filling, secondary packaging of the Product, all Product testing required for quality control, quality, assurance and warehousing;

1.27
"Manufacturing Equipment" shall mean the single and multi-cavity production injection moulding tools and assembly/testing modules, filling and packaging equipment for Manufacturing the Product and all equipment and fixtures necessary for control of Product quality;

1.28
"Manufacturing Plan" shall mean the plan set out in Schedule F as amended from time to time, specifying all activities and associated due dates for the design, establishment, validation and operation of the manufacturing facilities and procedures for the Manufacturing of the Product for the supply of the Product to JANSSEN;

1.29
"Marketing Authorisation" or "MA" shall mean any approval of the Product and/or establishment license, registration or authorization of any agency, department or other governmental entity having regulatory jurisdiction, required for the manufacture, storage, import, export, transport or commercial sale or use of the Product for use in the Field in any country of the Territory;

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1.30
"Marketing Authorisation Application" or "MAA" shall mean the application for a Marketing Authorization;

1.31
"Net Sales" shall mean, commencing with the First Commercial Sale of the Product in any country in the Territory, the aggregate of the gross invoiced sales price for the Product sold by JANSSEN or its designees to Third Parties, after deduction of the following amounts according to standard method of accounting and to the extent included in the gross invoice amount:

* * *

1.32
"Patents" shall mean the patents listed in Schedule K and any patents (including all additions, divisions, continuations, continuations-in-part, substitutions, national patent rights, extensions, patent term extensions, supplementary protection certificates and renewals thereof), utility models and patent applications (including patents issued thereon) deriving or claiming priority from any of the patents and patent applications that are or become owned or licensed by LAB and that would be infringed (or, in the case of patent applications, contain claims which, if allowed in an issued patent, would be infringed) by the development, use or sale of the Product in the absence of the licences granted herein;

1.33
"Price" shall mean the price charged by LAB SRL to JANSSEN for the Product, net of VAT, as set out in Schedule I and Section 15.3;

1.34
"Product" shall mean the Device containing 30 doses of powder formulation of fentanyl citrate in two separate strengths of 100 and 200 micrograms per dose developed and owned by LAB as specified in Schedule B, and any Improvements thereto;

1.35
"Recall" shall mean the voluntary or forced recall of the Product from the market and "Recalled Product" shall mean Product which is the subject of a Recall;

1.36
"Regulatory Authorities" shall mean EMEA, the CHMP, the MHRA and other national regulatory authorities responsible for granting MAs for pharmaceutical products in or outside the Territory and the FDA with respect to the Manufacturing and supply of the Product from the United States of America;

1.37
"Royalty" shall have the meaning set out in Schedule I;

1.38
"Scale Up Plan" shall mean the plan set out in Schedule G; as amended from time to time, specifying all activities and associated due dates for scale-up of the LAB manufacturing facilities to a commercial scale operation with capacity to meet the forecasted demand for the Product;

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1.39
"Scientific Advice" shall mean Scientific Advice from CHMP concerning the requirements for a MA for the Product for the First Indication within the EU;

1.40

* * *

1.41
"Subcontractor" shall mean a Third Party performing a Manufacturing step for the Product under contract to LAB;

1.42
"Supplier" shall mean a Third Party, other than a Subcontractor, supplying API, excipients, raw materials; Devices, primary and secondary packaging components, equipment or services for Manufacturing the Product;

1.43
"Term" shall mean the longest of (a) ten (10) years from the date of the First Commercial Sale of the Product in the Territory or (b) the expiration of the longest lasting LAB Patent related to the Product or (c) the expiration of longest lasting regulatory exclusivity for the Product in the Territory;

1.44
"Territory" shall mean European Union's current 27 member states plus Switzerland, Norway, Iceland, Liechtenstein, Russia, CIS (Armenia, Azerbaijan, Belarus, Georgia, Kazakhstan, Kyrgyzstan, Moldova, Tajikistan, Ukraine, Uzbekistan and as associate member Turkmenistan), Croatia, the former Yugoslav Republic of Macedonia (FYROM), Bosnia-Herzegovina, Serbia, Montenegro, Turkey, Andorra, San Marino, Monaco, all the countries of the African continent, all the Middle East countries                                * * *                                Sri Lanka and Pakistan;

1.45
"Third Party" shall mean any person, corporation, or other entity other than JANSSEN, LAB and their respective Affiliates;

1.46
"Training Sample" shall mean a version of the Product not containing any active pharmaceutical ingredient designed and provided for demonstration purposes, education and training of health care professionals, patients and others in the use of the Product.

        In this Agreement, the singular may, where the context so requires, include the plural, the masculine shall include the feminine and vice-versa. References to sections, schedules and to headings are references to sections, schedules and to headings of this Agreement, unless otherwise stated, and are included for convenience only; in the case of any conflict between the provisions of any Section or schedule, then the provisions of the Section shall prevail.

I.     LICENCE

2.     Grant of Licence, Improvements, right of first negotiation and payments

2.1
LAB OY hereby grants to JANSSEN an exclusive licence in the Field under the Patents, Know-How and LAB Trademarks to develop, make (both subject to Section 11.3 below), use, market, sell, promote and distribute the Product in the Territory, subject to the terms and conditions set forth in this Agreement. JANSSEN shall have the right to sublicense. For the avoidance of doubt and except as expressly stated otherwise in this Agreement, LAB has not reserved the right, beyond its rights and obligations to perform the present Agreement, to develop, make, use, market, sell, promote or distribute the Product itself, whether directly or indirectly in the Territory.

2.2
Without prejudice to JANSSEN's exclusivity for the Product in accordance with Section 2.1, LAB shall be entitled to develop and manufacture (i) the Device in the Territory for use by LAB or Third Parties in or outside the Territory and (ii) the Product in the Territory for use by LAB or Third Parties outside the Territory.

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2.3
Titles, rights and ownership to any and all Improvements, whether patented or not, obtained as a result of the development of the Product shall be owned by the Party/Parties that has/have developed the Improvement. In case of (i) Improvements made solely by LAB and (ii) Joint Improvements, LAB will grant to JANSSEN an exclusive, royalty-free and sub-licensable licence in the Field in the Territory. In the case of Improvements made solely by JANSSEN and Joint Improvements, JANSSEN shall, if such improvements cannot be used separately from the Product, grant to LAB a royalty free non-exclusive licence in the Field outside the Territory (and, for Manufacturing and Development also inside the Territory). If and to the extent that such improvements can be used separately from the Product, JANSSEN shall grant to LAB a royalty free non-exclusive licence in and outside the Field and in and outside of the Territory and LAB shall use such licence without prejudice to JANSSEN's exclusivity for the Product in accordance with Section 2.1.

* * *

2.4
Improvements that are made by employees of a Party shall, to the maximum extent permitted by the law governing such employee inventions, be demanded by the employing Party from the inventing employee. The Parties shall discuss whether or not the Improvement should be kept in confidence as a trade secret or be protected through an application for a Patent or other formal protection.

2.5
JANSSEN, for a period ending two (2) years after the month that follows the First Commercial Sale of the Product withing the Territory, has a right of first negotiation to extend the exclusive licence to territories other than the Territory.

* * *

  Kong and Taiwan) or Japan. If JANSSEN fails to exercise its matching right in due time, the right of first negotiation shall be void.

2.6
If JANSSEN wishes to extend the Territory, JANSSEN shall send LAB a written notification with detailed information about the extension. The Parties then shall enter into bona fide discussions.

* * *

2.7
In consideration of the rights granted by LAB and its development work and studies on the Device and the Product, the following payments ("Milestone Payments") are due and payable by JANSSEN within 30 days of receipt of an invoice                                * * *                                following the specified event. Each payment is due only once.

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2.8
Any income or other taxes which JANSSEN is required by law to pay or withhold on behalf of LAB with respect to any payments payable to LAB under this Agreement shall be deducted from the amount of such payments due. JANSSEN shall furnish LAB with proof of such payments. Any such tax required to be paid or withheld shall be an expense of and borne solely by LAB. JANSSEN shall promptly provide LAB with a certificate or other documentary evidence to enable LAB to support a claim for a refund or a foreign tax credit with respect to any such tax so withheld or deducted by JANSSEN. Both parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax treaty or under any other applicable law, in order to enable JANSSEN to make such payments to LAB without any deduction or withholding. If JANSSEN had a duty to withhold taxes in connection with any payment it made to LAB under this Agreement but JANSSEN failed to withhold, and such taxes were assessed against and paid by JANSSEN, then LAB will indemnify and hold harmless JANSSEN from and against such taxes. VAT (or equivalent), if any, shall be added to the Price.

3.     * * *

3.1
Whenever LAB has the intention to develop a                                * * *                                in or outside the Territory, LAB shall submit such intention together with a development project proposal without undue delay to JANSSEN. Such proposal shall refer to the planned territory of use and to the device as planned for JANSSEN's review. LAB shall also give JANSSEN an exclusive option to receive licences for intellectual property rights or know-how on the                                * * *                                for the Territory and in the Field, if any.

3.2
In the event that JANSSEN agrees to proceed with the development of the                * * *                for the Territory and in the Field according to the agreed upon                * * *                Development Project, JANSSEN shall be responsible for the cost of any pharmaceutical, preclinical and clinical trial development related to the                * * *                Product (but not the device used) and LAB will be responsible for the cost of any licence fee, milestones, royalties or other payments, if any, to a Third Party licensor for the device with which the                 * * *                Product will be developed.

3.3
In the event that JANSSEN decides at its sole discretion not to proceed with the proposed development of the                * * *                Product for use in the Territory in the Field then LAB shall have the right to start or continue the development of the                 * * *                Product in or outside the Territory. LAB shall however not have the right to develop or license the                 * * *                Product for use in the Territory other than by the prior express written permission of JANSSEN.

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3.4
Should JANSSEN decide to proceed with the                * * *                Product, JANSSEN has the right of first negotiation outside the Territory as set out in Section 2.5 and 2.6.

3.5
The Parties shall agree on terms for the development of a                * * *                Product along the lines of this Agreement.

II.    PRODUCT DEVELOPMENT—REGULATORY APPROVAL—COMMERCIAL EFFORTS

4.     Product Development

4.1

* * *

4.2
At the latest thirty (30) days of the Effective Date, the Parties shall establish a Joint Development Team ("JDT"). The JDT shall be comprised of six members as follows: three (3) representatives of each Party to be chosen at each Party's entire discretion, but preferably including specialists from pharmaceutical, clinical, regulatory and manufacturing management. Meetings of the JDT shall be held to the extent deemed necessary by the JDT and at locations as determined by the JDT but not less than four (4) meetings a year shall be held. Each party shall have the right to request a JDT meeting with seven (7) days prior written notice if the need arises. The Parties shall bear their respective expenses in attending the meetings of the JDT.

4.3
The JDT shall (i) coordinate, review and update the development activities as set forth in the Development Plan (including timings for finalizing each of the steps of the Product development) and ensure that there is productive collaboration between the Parties, (ii) evaluate the scientific, technical and commercial feasibility of the proposed works and studies, the safety of the Product and regulatory material for the further development of the Product in the Territory and (iii) evaluate Manufacturing and supply readiness of the Product. The Parties acknowledge that the risk management and safety features of the Product will be an essential part of the discussions of the JDT.

4.4

* * *

4.5
Decisions shall be made by the JDT by consensus after an open discussion. Regardless of the number of representatives from each Party, each Party shall present one consolidated view on any issue in dispute. If the JDT fails to reach unanimous agreement on any matter, the decision of JANSSEN will be final and determinative.

  The JDT shall review the Development Plan on a quarterly basis and will modify said Development Plan as required. The JDT shall not decide on changes of the Product Specifications, nor on Improvements of the Product nor on changes of the Agreement.

  Notwithstanding the foregoing, decisions made by JANSSEN which may increase the costs for the specific part of execution of the Development Plan by more than 10% for LAB due to requirements from JANSSEN beyond the requirements as known and/or asked by the CHMP or other Regulatory Authorities shall not be binding for LAB unless JANSSEN agrees to bear such costs. In such event, LAB shall substantiate and fully disclose to JANSSEN the base budget as well as the anticipated cost increase.

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4.6.
Whether or not included in the Development Plan, LAB shall be responsible for the conduct and costs of all pharmaceutical development, pre-clinical and clinical studies necessary to obtain the applicable MA for the First Indication of the Product in the European Union within the agreed timelines as included in the Development Plan. JANSSEN shall, at its sole discretion, assist LAB during the development at its own costs.

* * *

  Any event that occurs in the execution of the Development Plan that is likely to result in a delay of more than                * * *                 shall be disclosed by LAB to JANSSEN without undue delay. Upon request by JANSSEN, the Parties shall organize a JDT meeting immediately to discuss such event and agree on a plan for appropriate countermeasures, if applicable.

  Any event that occurs in the execution of the Development Plan, whether or not caused by a Force Majeure event, and which is likely to lead to the delay of the MAA filing more than                 * * *                JANSSEN shall have the right to take over the ongoing and planned development, studies and trials but only after prior reasonable consultation of such consequences by the JDT. In the case of JANSSEN taking over the ongoing and planned development, studies and trials, JANSSEN's reasonable costs in performing or having such development, studies and trials performed, shall be fully credited against any future milestone payments payable to LAB according to section 2.7.

  The right of JANSSEN to take over the development is excluded for such deviations which are approved by the JDT.

4.7
JANSSEN shall be responsible for the costs of all additional pharmaceutical development, pre-clinical and clinical studies, all of them to the extent necessary, and regulatory processes (including pricing and reimbursement negotiations, as set out in Section 6.1), as required for obtaining Marketing Authorisations for (i) the First Indication of the Product in the non-EU Territory and (ii) any Additional Indications for the Product in the Territory. For all such pharmaceutical development and pre-clinical and clinical studies, to the extent they are deemed reasonably necessary to JANSSEN, the Parties shall make a separate development plan and LAB shall promptly offer JANSSEN reasonable assistance in preparation and execution of the development plan and JANSSEN will reimburse LAB as set forth in Schedule I. LAB shall strictly adhere to the agreed timelines and shall provide all clinical trial materials at cost. If LAB, its Affiliates or Third Parties acting on behalf of LAB do not have adequate resources or capabilities to reasonably meet JANSSEN's requirements, then JANSSEN shall be entitled to have the work performed by a Third Party Contract Research Organisation and in the latter event, LAB shall offer reasonable assistance at JANSSEN's request and expense. In that case, JANSSEN shall inform LAB about the respective development steps and give LAB access and the right to use such information subject to JANSSEN's contractual obligations towards Third Parties.

4.8
LAB will assign adequate personnel to perform its obligations under this Agreement during the Development Period.

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4.9
LAB shall, for additional development work identified under Section 4.7, use all reasonable efforts (JANSSEN giving LAB reasonable notice of its requirements) to provide to JANSSEN all Products needed to carry out the development plan and provide all clinical trial supplies at cost.

4.10
The JDT shall dissolve after completion of the Development Period.

5.     Product Improvements

5.1
From time to time during the Term, either Party may submit to the other written proposals for the development, adoption and implementation of any Improvement of the Product. The Parties shall exercise commercially reasonable efforts to review such proposed change with each other without undue delay and, if and when Parties agree in writing on the proposed Improvement and the plan for its implementation, the change shall become effective, subject to any additional regulatory or other approval necessitated by such change, in which case it shall only become part of the Product Specification when such approvals for implementation of such Improvements have been obtained and notified to JANSSEN by EMEA and any other relevant Regulatory Authorities. If the Parties agree on the implementation of any such Improvement to the Product, they shall modify the Schedule B to reflect the same.

5.2
All decisions regarding any Improvement shall only be made after the Parties have agreed upon the calculation of costs of the implementation of such Improvement, the cost of manufacturing and the implications for the Price, if any. Except as agreed otherwise, LAB shall bear the cost for the development of any Improvement.

5.3
For the avoidance of doubt, in no event shall any Improvement (or any change or modification to the Product Specification) of the Product in the Territory be notified to Regulatory Authorities or be implemented or made without the prior written approval of both Parties.

6.     Regulatory Strategy Procedures and Approval

6.1

* * *

6.2

* * *

  Except if expressly agreed otherwise, pricing and reimbursement of the Product shall at all times exclusively be handled by JANSSEN.

6.3
As indicated in Section 4.6, LAB shall, at its cost and expense, follow the Scientific Advice and provide all necessary samples, information, documentation and data and prepare the regulatory file according to the Regulatory Authorities' rules and guidelines and in agreement with JANSSEN, in a manner suitable (i) to submit to the Regulatory Authorities in the European Union a MAA for the First Indication of the Product and (ii) for JANSSEN to obtain pricing and reimbursement for the Product in the EU and elsewhere where reasonably required by JANSSEN in the Territory.

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6.4
LAB will also provide to JANSSEN, at LAB's cost and expense and as reasonably required by JANSSEN, any samples, information, documentation and data LAB has in its possession (except that which it may not disclose, if any, being subject to obligations of confidentiality to Third Parties) for the preparation and filing of any MAA or variation of an MAA required for the Product other than the MAA identified in Section 6.3.

6.5
LAB will promptly and at its cost and expense give reasonable assistance to JANSSEN in answering any questions from the Regulatory Authorities related to the Product.

6.6
JANSSEN shall manage the GSD for the Product. The Parties shall enter into a separate Pharmacovigilance Agreement                * * *                after signature of the Agreement. Such Pharmacovigilance Agreement shall be included as Schedule L and shall set out roles and responsibilities of the Parties in the coordination with other territories where the Product is marketed.

* * *

  All Pharmacovigilance communications and transfer of information between the Parties shall be in the English language.

7.     Commercial Efforts

7.1
All business decisions, including but not limited to the pricing, reimbursement, package design, sales, the choice of the JANSSEN Trademark and promotional activities and the decision to launch or continue to market the Product in a particular country in the Territory, shall be within the sole discretion of JANSSEN and its Affiliates.

7.2
Notwithstanding Section 7.1, JANSSEN and its Affiliates shall undertake commercially reasonable efforts to launch and market the Product in as many countries of the Territory as possible, provided it makes reasonable business sense for JANSSEN, and to prioritize the Product accordingly, as JANSSEN and its Affiliates normally do for their own products having a similar potential. Amongst other things, sales representatives promoting the Product shall be duly trained and shall have experience with analgesic products. In case JANSSEN or its Affiliates decide to use a hired sales force, the same qualification and requirements shall apply.

7.3
During the Term JANSSEN or its Affiliates or designees shall not distribute in the Territory another product in the Field.

III.  MANUFACTURING AND SUPPLY

8.     Manufacturing Responsibilities of LAB SRL

8.1
Not later than thirty (30) days after the dissolution of the JDT, the Parties shall form a Steering Committee which shall steer and coordinate further joint development, manufacturing or clinical work on the Product according to the same decision making principles as applicable to the JDT.

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8.2
All obligations, responsibilities and rights under this Section 8 belong on the side of LAB solely to LAB SRL. LAB SRL shall act as exclusive manufacturer and supplier of the Product to JANSSEN or any designee of JANSSEN. For the avoidance of doubt, JANSSEN and its Affiliates are not allowed to manufacture the Product, except in the event of a Failure to Supply, according to the terms and conditions set out in Section 11.3.

8.3
All Products manufactured by LAB under this Agreement shall be processed and packaged strictly in accordance with the Product Specification (Schedule B) and the Packaging Specification (Schedule J—as further specified in Section 12). LAB will maintain the high standards and precautions customary among leading pharmaceutical product and device manufacturers and shall comply with (i) cGMP, as if the Products were required to be CE-marked (as set out in Directive 93/42/EC), (ii) all applicable rules and regulations for opioids and other controlled substance including, but not limited to the "Controlled Substances Act" as of October 27, 1970, codified at 21 U.S.C. § 801 as amended, (iii) all appropriate LAB Standard Operating Procedures as related to the Manufacturing of the Product as amended from time to time, a list of which is attached as Schedule C to this Agreement.

8.4
LAB shall perform all in-process and final quality control on the Product. Towards this end, parties shall enter into a Quality Agreement prior to the commencement of the Phase III clinical trials. Such Quality Agreement shall constitute Schedule D to this Agreement.

8.5
LAB shall send any documentation required by JANSSEN for approval of Product prior to shipment to JANSSEN. LAB shall only ship Product after receiving such authorization. JANSSEN shall maintain final authority for release of the Product to the market in the Territory. Such Product release criteria, specific documentation and procedures will be outlined in the Quality Agreement as set forth in Schedule D.

8.6
Furthermore, LAB shall submit to JANSSEN a validation protocol for Product approval and shall validate the Manufacturing process according to the approved validation protocol on                 * * *                full scale batches of the Product (the size of the batches being as set out in the Manufacturing Plan and the Scale-up Plan as set forth in Schedules F and G). The Manufacturing Plan (Schedule F) shall be added to this Agreement not later than                 * * *                months after the Effective Date.

8.7
For each batch of the Product, LAB shall take sample(s) according to the requirements of the Quality Agreement. Such sample(s) and records shall be retained in accordance with the Quality Agreement.

8.8
Before releasing each batch of the Product to JANSSEN or the party designated by JANSSEN, LAB shall undertake and will be responsible for the performance of final quality controls and batch record review on the Product in accordance with the requirements of the Quality Agreement.

8.9
It is expressly understood that this Section 8 is not intended to relieve LAB from its responsibility for following cGMP and meeting all appropriate and applicable regulatory, safety and quality standards.

8.10
LAB shall submit to JANSSEN (i) a complete batch record for each manufactured batch of Product and (ii) a sample of each manufactured batch of Product. JANSSEN shall within                * * *                from receipt of the sample (i) perform, or have performed, the retesting by EU legislation, (ii) review each batch record and, upon comparison of the batch records and retest results, advise LAB of the acceptance or rejection.

  Should a batch of the Product or any of the Product fail to meet the standards of quality required and the approved release specifications under this Agreement, including Schedule D and F, JANSSEN or its Affiliates shall inform LAB in writing of the alleged shortcomings without undue delay but not later than within                 * * *                after receiving said Products in the case on a non-latent defect, and                 * * *                from confirmation by JANSSEN in case of a discovery by JANSSEN or                * * *                days from first notice in case of a notice to JANSSEN by a Third Party in case of a latent defect.

* * * Confidential Treatment Requested * * *

  In case of a latent defect JANSSEN will promptly notify LAB of the discovery or first notice of such defect to allow LAB to be involved in the investigation of the claimed latent defect.

8.11
Without prejudice to any other remedy which JANSSEN may have and upon completion of an appropriate investigation by the Parties of the final disposition of a batch or batches of the Product which do(es) not meet the Product Specifications outlined in Schedule B, LAB shall replace at its own cost and expense, including reimbursement of freight and disposition costs incurred by JANSSEN, the whole or part of the out of specification batch so rejected and shall destroy, upon JANSSEN's instructions and according to LAB's standard procedure for destruction of the Product, the rejected batch of the Product which cannot be corrected. In case Parties disagree about the conformity of the Product, Section 19 shall apply. Parties will exercise all commercially reasonable efforts to complete the aforementioned investigation within                * * *                from JANSSEN's notification set out in Section 8.10.

8.12
LAB shall observe and comply with all applicable laws, ordinances, codes of practice and regulations of government agencies, including but not limited to, federal, state European and local governing bodies having jurisdiction with respect to Manufacturing of the Product.

8.13
Without prejudice to the generality of the foregoing, LAB and its officers confirm that they have read and understand the JOHNSON & JOHNSON Policy on the Employment of Young Persons (the "Policy"), a copy of which forms Schedule E to this Agreement. In the manufacture and supply of the Product hereunder, LAB shall employ young persons only as permitted by the Policy. LAB shall permit representatives of JANSSEN to enter LAB's premises at any reasonable time and on reasonable notice, and LAB shall ensure that representatives of JANSSEN shall be permitted to enter the premises of any subcontractor involved in the manufacture or supply of the Product at any reasonable time and on reasonable notice, in order to inspect relevant employment, health and safety records. LAB shall, if so requested, provide to JANSSEN a written certification, if available, of such compliance during the Term.

8.14
LAB agrees to maintain a safe operating workplace for its employees through the use of appropriate and sufficient environmental controls and practices.

* * *

8.15
Should LAB intend to assign one or more Manufacturing steps to one or more Subcontractors, LAB shall communicate in writing to JANSSEN the legal form and registered address of such Subcontractor. Upon receipt of such communication for each proposed Subcontractor, JANSSEN shall have                * * *                to complete an audit of such Subcontractor and notify LAB of any deficiencies. If JANSSEN notifies LAB of any deficiencies of the proposed Subcontractor during such                * * *                period, then the Parties shall attempt in good faith to resolve such deficiencies. If JANSSEN does not notify LAB of any such deficiencies within such                 * * *                day period, then such proposed Subcontractor shall be considered approved by JANSSEN for purposes of the Agreement; and thereafter LAB shall be permitted to assign such Subcontractor as intended. In all cases, LAB shall ensure that such Subcontractors provide at least the same quality as expected from LAB under this Agreement.

8.16
LAB remains liable to JANSSEN for the full and proper performance of Manufacturing. The approved subcontracting shall not create any kind of contractual relationship between JANSSEN and the Subcontractor unless otherwise provided by binding law. LAB shall ensure that each Subcontractor understands that (i) it shall not further subcontract and that (ii) its performance shall be in strict compliance with all relevant Manufacturing provisions of this Agreement.

* * * Confidential Treatment Requested * * *

8.17
LAB shall act as exclusive manufacturer and supplier of Training Samples to JANSSEN or any designee of JANSSEN.

8.18
All Training Samples shall be manufactured by LAB using the same standards and precautions customary among leading pharmaceutical product and device manufactures. Training Samples shall comply with (i) cGMP, as if the Products were required to be CE-marked (as set out in Directive 93/42/EC) and (ii) all applicable LAB Standard Operating Procedures (Schedule C).

8.19
From time to time, JANSSEN shall order Training Samples from LAB in reasonable quantities to allow JANSSEN to adequately train health care professionals (including nurses and other assisting personnel) and patients. LAB shall exercise commercially reasonable efforts to provide JANSSEN with such Training Samples without undue delay at cost plus 20%.

9.     Warehousing

9.1
LAB shall provide adequate and safe storage (i) for all materials as shall be reasonably required at any given time for the Manufacturing operations to meet and support the qualities of the Product and the agreed safety stocks and as agreed by forecast and (ii) for all Product pending delivery to JANSSEN or a party designated by JANSSEN in accordance with the Product Specification and requirements according to the legislation on controlled substances.

9.2
LAB shall take care to store the materials and Products in storage facilities adapted to the materials and the Product in compliance with applicable legal requirements and cGMP. The location of LAB's warehouse in which the materials and the Product are stored, must at all times be known to and previously approved by JANSSEN.

9.3
LAB shall keep any materials and Products owned by JANSSEN at all times secured and insured, at LAB's expense, for their replacement value against any loss or damage caused by any event outside reasonable control of LAB, including, but not limited to, fire, theft, etc.

10.   Manufacturing Equipment

10.1
During the Term, LAB shall operate and maintain the Manufacturing Equipment in accordance with good business practice. LAB warrants that its arrangements with Subcontractors shall contain equal obligations for such Subcontractors.

10.2
JANSSEN shall have the right to enter LAB's and its Subcontractors' facilities in order to (i) inspect the Manufacturing Equipment and (ii) inspect all records relating to the repair, maintenance, servicing and replacement of the Manufacturing Equipment. JANSSEN shall be given access to such facilities, on reasonable notice, during normal business hours as long as such facilities perform work subject to this Agreement.

10.3
During the Term, LAB shall service, repair, maintain and replace the Manufacturing Equipment as may be necessary to keep the Manufacturing Equipment in good working order.

11.   Inventory and Continuity of Supply

11.1
LAB will maintain inventory of the Product on a first-in, first-out basis. LAB shall maintain separate records showing opening and closing inventories of all semi-finished and finished Product. Representatives of JANSSEN will have the right to inspect and to have access during reasonable business hours on reasonable notice, to such records separately kept by LAB as are necessary to verify the accuracy of the reports made by LAB. Such representatives may take photocopies and other excerpts from such records.

* * * Confidential Treatment Requested * * *

11.2
Not later than                * * *                after JANSSEN has communicated to LAB its initial forecast as outlined in 13.2 below, LAB shall deliver to JANSSEN a continuity supply plan ("Continuity Supply Plan") so as to enable JANSSEN to maintain a commercial supply of Product at least sufficient to meet the requirements of the market within its Territory and avoid stock-outs. The Continuity Supply Plan will provide contingency planning and implementation of appropriate measures to mitigate the impact of events such as failures of Manufacturing Equipment and disasters to the supply of Product to JANSSEN and will include plans for maintaining adequate safety stocks of components and subassemblies, spare parts to ensure the continued operability of moulds and equipment and other Manufacturing Equipment and disaster recovery plans. Without limiting the foregoing, the Continuity Supply Plan shall provide that the minimum quantity of safety stock of the Products to be held by LAB, and its location, are to be agreed annually by the parties, no later than in January of each year for that calendar year. For the first calendar year of production post launch of the Product, LAB shall hold                * * *                forecast supply of the Product as safety stock at LAB approved warehouse facility. LAB, at its option, may decide to dedicate to these safety stocks and hold in inventory for JANSSEN more than the agreed minimum quantities, but not more        * * *        the agreed minimums. LAB will notify JANSSEN in writing of any decisions on safety stock quantities in excess of the agreed minimums and make its decisions after consultation with JANSSEN. LAB shall use its commercially reasonable efforts to replenish any draw-down of safety stock within                 * * *                but the replenishment lead time will depend on parameters such as quantities, production schedules, capacity, etc., which LAB will discuss with JANSSEN. In any event, LAB agrees to deliver all Product with no less than 75% of the remaining shelf-life existing at the time of shipment. JANSSEN will take possession of the quantities they order via the forecast procedure without undue delay.

11.3
In the event that LAB shall

* * *

  (hereinafter collectively referred to as a "Failure to Supply"), then JANSSEN, after due consultation with LAB about the causes of the problem, shall be licensed (with no obligation or liability to LAB) upon            * * *                written notice to LAB, to use, sell, make and have made Products pursuant to the licence granted in Section 2.

* * *

  Notwithstanding anything to the contrary contained in this Agreement, in the event that JANSSEN shall make or have made the Product, pursuant to this Section 11, JANSSEN shall be permitted to disclose to any Third Party such Confidential Information as is reasonably necessary in connection with such activities (subject to such Third Party agreeing in writing to be bound by the terms of Section 31 hereof) and LAB shall reasonably assist in such disclosures.

* * * Confidential Treatment Requested * * *

11.4
LAB shall reasonably consult with JANSSEN in respect of any refurbishment or construction of facilities that LAB intends to undertake of facilities where the Products are or are intended to be manufactured and shall ensure compliance with cGMP. For the avoidance of doubt, this requirement shall not release LAB from its obligations under Section 8 of this Agreement.

11.5
Upon the start of Manufacturing, LAB shall disclose to JANSSEN a description of LAB's process for the manufacture of the Product in sufficiently clear and detailed terms that it can be readily followed and carried out by a trained scientist or engineer to make the Product in the manner LAB considers most efficient. Furthermore, should LAB alter, modify or change its process for manufacturing the Product in accordance with the terms of this Agreement, LAB shall amend the description to include such alteration, modification or change. The description pursuant to this Section shall be used by JANSSEN or its designee only during a Failure to Supply.

11.6
During any period when LAB is not supplying the Product to JANSSEN, for any Product sold by JANSSEN manufactured from another source, JANSSEN shall make payments to LAB OY as set forth in Schedule I part c.

12.   Packaging and Labelling

12.1
LAB shall package the Product in accordance with the agreed Packaging Specification as defined in Schedule J, which may be amended from time to time according to the procedures established in the Quality Agreement (Schedule D) for the modification of such Specifications. The Packaging shall be in any event in a manner suitable for shipment and sufficient to enable the Products to withstand the effects of shipping, including handling during loading and unloading.

12.2
JANSSEN shall deliver to LAB for each country in the Territory to which the Product is to be delivered all labelling for the Product in a manner ready for reproduction. Within                 * * *                of the Effective Date, the Parties shall agree on a standard procedure for the submission, approval and revision of all labelling. An order shall not be accepted into the forecasting procedure unless labelling has been provided by JANSSEN.

13.   Program of Manufacturing and Supply of the Product

13.1
LAB agrees to accept and Manufacture such quantities of the Product as are specified in written orders submitted from time to time to LAB by JANSSEN or a party designated by JANSSEN according to the forecasting and ordering procedure. LAB shall undertake reasonable commercial efforts to fulfil, but is not be required to fulfil in orders in excess of more than                 * * *                of the quantities (total) specified in the latest forecast period.

  JANSSEN may submit purchase orders to LAB for quantities of the Product in excess of the forecast amounts pursuant this Section 13. LAB shall use commercially reasonable efforts to fulfil those orders. If LAB expects to be unable to fulfil the portion of any such excess order within the time frame requested, then LAB shall notify JANSSEN within                * * *                working days after receipt of the purchase order.

13.2
JANSSEN shall notify to LAB within the first five days of each calendar month its monthly requirements for the Product for                * * *                following the respective calendar month and an indicative estimate of its requirements for the following                * * *                period for capacity planning purposes. The first notification by JANSSEN shall take place no later than at the time of filing of the first MAA. Requirements and estimates shall be given per Product strength and on a country by country basis of the Territory. The first                * * *                months of each forecast shall be considered as firm orders. Such finn orders will be confirmed via purchase orders, all of which shall be issued at least                 * * *                days in advance. Each purchase order will specify which amounts of each order will be packaged for which country (or set of required labelling specifications). All orders will be for full batch quantities, and no mixed lots will be accepted. The current batch size is estimated at                 * * *                for the                * * *                strength and                 * * *                for the                * * *                strength. The Parties will adjust the batch sizes during the development and scale-up period prior to initiation of the commercial forecast practice, and if so required, after manufacturing of the                 * * *                commercial batches of each strength. An order containing                * * *                percent more or less on quantity shall be considered filled in full.

* * * Confidential Treatment Requested * * *

13.3
JANSSEN shall be bound by the firm orders. Within                * * *                days from receipt of JANSSEN's order, LAB shall confirm its acceptance thereof, in writing, indicating at the same time the approximate production week and the confirmed delivery date, such dates being within an absolute range of plus or minus                 * * *                from the original specified date.

13.4
If requested by JANSSEN, LAB shall render monthly and/or periodical inventory reports to JANSSEN, in such forms as JANSSEN shall specify, including the numbers of Products manufactured for JANSSEN and still on hand.

14.   Timely Production and Delivery

  Both Parties understand that a timely production and delivery schedule of the Product is essential. In this respect LAB shall use all commercially reasonable efforts to prevent any delay in the agreed upon production and delivery schedule, unless prevented by a Force Majeure Event and subject to Section 11.3 (Failure to Supply).

15.   Price, Payment

15.1
JANSSEN will pay a Royalty on Net Sales to LAB and purchase Product from LAB at the Prices set out in Schedule I. All Prices and risk of loss are                * * *                as defined in 1CC Incoterms 2000.

15.2
Payment terms on all orders shall be                * * *                days net from receipt of invoice.

15.3

* * *

  Within                * * *                after the end of each calendar quarter, JANSSEN shall deliver a report to LAB specifying, for such calendar quarter in the Territory: the quantities of Product sold by JANSSEN and its distributors in each country in that calendar quarter and the Net sales (the "Sales Report").

  Within                * * *                after the end of each calendar quarter, LAB shall deliver a report to JANSSEN specifying for such calendar quarter and for the cumulative period from beginning of the calendar year till end of such quarter, the quantities of Product produced and the actual Documented Manufacturing Cost for these quantities (the "Manufacturing Cost Report").

  Within                * * *                after the end of each calendar quarter, JANSSEN shall deliver a report to LAB ("the Reconciliation Report") that documents the actual price calculated using the actual Market Price per unit and the actual Documented Manufacturing Cost for such calendar quarter and for the cumulative period from beginning of the calendar year till end of such quarter. This report will also document the difference between the actual Price per unit and the Forecast Price per unit and the total difference (differences in unit price times total quantities sold).

  Within                * * *                after the end of the calendar year, JANSSEN shall deliver the full year Reconciliation Report to LAB. Based on this, the Parties will settle the full year difference (full year difference in unit price times quantities sold). However, should a quarterly Reconciliation Report already report a cumulative price difference bigger than                * * *                (up or down), than an intermediate settlement will be made within                 * * *                after issuance of the Reconciliation Report. The intermediate settlement will be equal to cumulative difference actual vs. Forecast Price times actual cumulative units sold.

* * * Confidential Treatment Requested * * *

15.4

* * *

15.5
JANSSEN will keep, and will require that its Affiliates keep, accurate records of Net Sales. JANSSEN will allow, and will require that its Affiliates will allow, at LAB's sole expense, an audit by an independent auditor selected by LAB (as to which JANSSEN has no reasonable objection). The auditor shall be permitted to audit the aforementioned records on a yearly basis upon at least                * * *                advance notice during normal business hours, but not later than                * * *                following the rendering of any such records. Notwithstanding the above it is agreed that any audit will in a first instance be discussed with JANSSEN. If the auditor in good faith deems it necessary to go through detailed documents, the auditors shall have the right to audit the books of JANSSEN and its Affiliates. The auditors shall promptly make the results of the audit available to LAB and JANSSEN. Any deviation determined by such audit shall be promptly paid or refunded as the case may be. If JANSSEN has underpaid payments by more than                 * * *                over any reporting period, JANSSEN shall also reimburse LAB for the cost of such audit. The auditors will be bound by confidentiality obligations and shall not reveal any information to LAB or its Affiliates obtained during such audit other than information strictly necessary to verify the basis and accuracy of the payments under this Agreement.

15.6
LAB will keep, and will require that its Affiliates keep, accurate records of Documented Manufacturing Cost. JANSSEN shall be entitled to appoint an independent auditor (to which LAB has no reasonable objection) who shall be permitted to audit the aforementioned records on a yearly basis upon at least                * * *                advance notice during normal business hours, but not later than                * * *                following the rendering of any such records. Notwithstanding the above it is agreed that any audit will in a first instance be discussed with LAB. If the auditor in good faith deems it necessary to go through detailed documents, the auditors shall have the right to audit the books of LAB and its Affiliates. The auditors shall promptly make the results of the audit available to LAB and JANSSEN. Any deviation determined by such audit shall be promptly paid or refunded as the case may be. If LAB has overstated the Documented Manufacturing Cost by more than                * * *                over any reporting period, LAB shall also reimburse JANSSEN for the cost of such audit. The auditors will be hound by confidentiality obligations and shall not reveal any information to JANSSEN or its Affiliates obtained during such audit other than information strictly necessary to verify the basis and accuracy of the payments under this Agreement.

16.   Delivery

  LAB will arrange for the Product to be delivered to the respective countries in the Territory in accordance with Sections 13 and 14. All charges for packing, hauling, storage, and bar coding are included in the Price unless otherwise agreed to by the Parties. All shipments must be accompanied by a packing slip which describes the articles, states the purchase order number and shows the shipment's destination. LAB agrees to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with JANSSEN's instructions. LAB further agrees to promptly render, after delivery of goods or performance of services, correct and complete invoices to JANSSEN, and to accept payment by cheque or at JANSSEN's discretion, other cash equivalent (including electronic transfer of funds).

* * * Confidential Treatment Requested * * *

17.   Inspections

17.1
JANSSEN shall have the right, upon reasonable notice to LAB and during regular business hours, to inspect and audit while accompanied by LAB personnel the facilities being used by LAB and any Affiliate or Subcontractor engaged by LAB for Manufacturing the Product, to assure compliance by LAB and, if applicable, its Subcontractors with cGMP, cGLP, cGCP and FDA, EMEA and other applicable rules and regulations and with other provisions of this Agreement. LAB shall within                * * *                of receipt a written notice from JANSSEN, remedy or cause the remedy of any deficiencies which may be noted in any such audit and specified in the written notice, or, in any such deficiencies can not reasonably be remedied within such                * * *                period, present to JANSSEN a written plan to remedy such deficiencies as soon as possible; and the failure by LAB to remedy or cause the remedy of any such deficiencies within such                * * *                or to present such a plan within such                * * *                and then use its best efforts to remedy or cause the remedy of such deficiencies in accordance with such written plan, as the case may be, shall be deemed a material breach of this Agreement. LAB acknowledges that the provisions of this Section 18 granting JANSSEN certain audit rights shall in no way relieve LAB of any of its obligations under this Agreement, nor shall such provisions require JANSSEN to conduct any such audits.

17.2
The Parties are aware that the EMEA "s Inspection Sector is responsible for the coordination of controlling systems under the Regulation 726/2004/EC, also together with the different national Regulatory Authorities in Europe and elsewhere. Those inspections, which are covering for example the GCP, GLP, GMP and PhV of medical products, may arise after the MAA filed by JANSSEN or LAB, as the case may be. Therefore, the Parties agree to fulfil all their obligations under such inspections and shall support the respective body when inspecting. Without prejudice to the roles and responsibilities of the Parties as set out in the Pharmacovigilance Agreement (Schedule L), Parties shall make all commercially reasonable efforts to collaborate as efficiently as possible.

18.   Quality

        LAB warrants that any Product sold to JANSSEN hereunder shall comply in all respects with the Product Specifications set out in Schedule B (as amended from time to time) therefore and shall be free from defects in scale-up, manufacture, materials and workmanship.

19.   Independent Testing

        If, after LAB's inspections of the Product, the Parties disagree as to the Products' conformance to the Product Specifications or whether the Product has such a defect, either Party may deliver the Product to an independent Third-Party laboratory mutually and reasonably acceptable to both Parties, for analytical testing to confirm the Product's conformity or non-conformity to the Product Specifications or the presence or absence of defects. All costs associated with such Third-Party testing shall be at JANSSEN's expense unless the tested Product is deemed by such Third-Party to be defective or not in compliance with the Product Specifications, in which case all such costs, including reimbursement of freight and disposition costs, shall be promptly paid by LAB. No inspection or testing of or payment for the Product by JANSSEN or any Third-Party agent of JANSSEN shall constitute acceptance by JANSSEN thereof, nor shall any such inspection or testing be in lieu or substitution of any obligation of LAB for testing, inspection and quality control as provided in the Product Specifications or under applicable local, state, federal laws, rules, regulations, standards, codes or statutes.

* * * Confidential Treatment Requested * * *

20.   Recall

20.1
In the event any governmental agency having jurisdiction requests or orders, or if JANSSEN determines to undertake, any Recall, and the cause or basis of such Recall is attributable to a breach by LAB of the warranty, LAB's liability shall be as set out in this Section.

20.2
JANSSEN must use its reasonable endeavours to allow LAB a reasonable opportunity to inspect and, if required, remedy any Product before the Recall is taken and shall, to the extent reasonably possible, reasonably consult with LAB prior to and during the Recall.

20.3
Subject to Sections 25 and 26, LAB's maximum liability and JANSSEN's exclusive remedy, in respect of any Recall shall be limited

* * *

IV.    PATENTS—INFRINGEMENT

21.   Patent Prosecution

        LAB shall continue to be responsible for filing, prosecuting, maintaining and defending opposition proceedings against the Patents at its own cost. LAB will keep JANSSEN informed of the status of each such Patent and application for such Patent.

* * *

22.   Infringement of Third Party's Patent Rights

22.1
In the event that the development, manufacture, use, promotion, marketing or sale of the Product is alleged to infringe or constitutes an infringement of intellectual property rights of a Third Party (other than a violation by trade names or trademarks selected by JANSSEN or unfair competition claims) in a country of the Territory, or in the country of Manufacturing (regardless whether in or outside the Territory), each Party shall, as soon as it becomes aware of the same, notify the other thereof in writing, giving in the same notice full details known to it of the claims of such Third Party insofar as they relate to the Product and the extent of any alleged infringement. To the extent that the Product falls or is alleged to fall within the claims of a Third Party patent, the Parties shall after receipt of such notice analyze the infringement claim, and to the extent necessary, attempt to agree on a course of action.

22.2
Should the alleged infringement take place where the Product is actually marketed or a MAA has been filed, the Parties' aim shall be to permit JANSSEN to continue marketing the Product in the Territory.

* * *

  If it is necessary in the judgment of JANSSEN to obtain a licence from such Third Party, then JANSSEN, with LAB's reasonable assistance, may negotiate for such a licence

* * *

* * * Confidential Treatment Requested * * *

* * *

23.   Enforcement of Patents

23.1
In the event that in any country in the Territory in which JANSSEN, its Affiliates or licensees are marketing the Product, and JANSSEN, its Affiliates or licensees become aware of the infringement of a Patent by a Third Party, JANSSEN or its Affiliates shall promptly notify LAB in writing to that effect, including with said written notice evidence establishing a prima facie case of infringement by such Third Party.

23.2
LAB has the right to take action to stop such infringement, including without limitation conducting patent infringement proceedings.                * * *                JANSSEN will co-operate with LAB in any such suit and shall have the right to consult with LAB and be represented by its own counsel at its own expense.

* * *

23.3

* * *

23.4

* * *

* * * Confidential Treatment Requested * * *

23.5

* * *

IV.    REPRESENTATIONS—WARRANTIES—INDEMNITIES—INSURANCE—LIMITATION OF LIABILITY

24.   Representations and Warranties

24.1
LAB represents and warrants to JANSSEN as at the Effective Date that

(a)
LAB International SRL is organized and in good standing under the laws of Barbados;

(b)
LAB Pharma OY is organized and in good standing under the laws of Finland;

(c)
LAB has the full power, authority and legal right to execute and deliver this Agreement, grant the rights granted to JANSSEN hereby and perform LAB's obligations and the other agreements reference herein and therein;

(d)
The execution, delivery and performance of this Agreement do not and will not violate (i) the by-laws of LAB or equivalent organisational document in LAB's countries of organisation, or (ii) any provision of any agreement or other instrument or document to which LAB is a party or by which any of its assets or properties is bound or affected;

(e)
Other than consents, authorisations, filings, notices and other acts that have been obtained or anticipated in this Agreement, no consent or authorisation of, filing with, notice to or other act by or in request of, any governmental authority r any other person or entity, in the name of LAB, is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

24.2
LAB represents and warrants that it has full authority to enter into this Agreement and that it has no knowledge at the date of this Agreement of (i) any actions, suits or proceedings pending or threatened in writing against LAB, (ii) any circumstances which might give rise to such actions, suits or proceedings, or (iii) any Third Party rights that would adversely affect performance by LAB of its obligations under this Agreement or JANSSEN's enjoyment of the rights granted to JANSSEN hereunder. More in particular, to the best of its knowledge, LAB represents and warrants that it has sole and full ownership of all Patents, that they are and shall remain free from any encumbrances and that the manufacture, use, promotion, distribution and sale of the Product in countries where the Product is covered by a Patent does not infringe the intellectual property rights of any Third Party. LAB does not warrant that a MA will be obtained.

24.3
LAB represents and warrants that it is under no obligation, contractual or otherwise, to any other person, institution or other entity that would interfere with the rendering of services called for in this Agreement.

24.4
LAB represents and warrants that, to the best of LAB's knowledge, LAB has disclosed to JANSSEN any data and other information that could reasonably be considered material to the safety or efficacy of the Product.

* * * Confidential Treatment Requested * * *

24.5
JANSSEN represents and warrants as at the Effective Date that:

(a)
JANSSEN is organized and in good standing under the laws of Belgium;

(b)
JANSSEN has the full power, authority and legal right to execute and deliver this Agreement and perform JANSSEN's obligations and the other agreements reference herein and therein.

25.   Indemnity and Insurance

25.1
LAB shall indemnify JANSSEN and its Affiliates, their directors, officers, employees and representatives against and hold them harmless from all Third Party losses, claims, damages, costs and expenses (including reasonable attorneys fees) to the extent arising out of, or resulting from (i)

* * *

25.2
JANSSEN shall indemnify LAB and its Affiliates, their directors, officers, employees and representatives against and hold them harmless from all Third Party losses, claims, damages, costs and expenses (including reasonable attorneys fees) to the extent arising out of, or resulting from (i)

* * *

25.3
LAB agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies, a copy of which is attached as Schedule H. Upon JANSSEN's request, LAB shall provide to JANSSEN a copy of the certificate of insurance, evidencing such insurance coverage.

25.4
The liability for a claim against either LAB or JANSSEN (each an "Indemnifier") in favour of JANSSEN or LAB (each an "Indemnitee"), respectively, pursuant to Section 25.1 or 25.2 (a "Claim"), as the case may be, shall be subject to the following conditions:

* * *

* * * Confidential Treatment Requested * * *

* * *

26.   Limitation of Liability

26.1
Nothing in this Agreement will operate to exclude or limit the liability of either Party for death or personal injury arising out of its gross negligence or for its intent in any way whatsoever.

26.2
Subject to Section 26.1 and Section 22, LAB's maximum total liability (whether in contract, tort (including negligence) or otherwise) under or in connection with this Agreement, will not exceed                * * *                for any one occurrence.

26.3
The express terms of this Agreement are in lieu of all warranties, conditions, terms, representations, undertakings and obligations implied by statute, common law, custom, trade usage, course of dealing or otherwise, all of which are excluded to the fullest extent permitted by law.

V.     TERM AND TERMINATION

27.   Term

27.1
Unless terminated earlier on any of the grounds in Section 28, the Term shall be as defined in Section 1.43.

27.2
The Term may be extended at JANSSEN's option for subsequent periods of 2 years on the same terms and conditions on 12 months written notice before the expiry of the Term.

28.   Termination

28.1
In the event of an Act of Insolvency or an Unauthorized Assignment by either Party, the other Party may terminate this Agreement or may avail itself of any remedies for termination or continuation of the licences granted hereunder which it may have under applicable law, if such law allows the termination,

28.2
A Party shall be deemed to commit an act of insolvency ("Act of Insolvency") if it applies for or consents to the appointment of a receiver, trustee or liquidator for all or a substantial part of its assets; admits in writing its inability to pay its debts generally as they mature; makes a general assignment for the benefit of creditors; is adjudicated a bankrupt; submits a petition or a request seeking an arrangement with creditors; takes advantage of any insolvency law; submits an answer admitting the material allegations of a petition in bankruptcy or insolvency proceedings; has an order, judgment or decree entered against it by any court of competent jurisdiction approving a petition seeking its winding up, re-organization or appointing a receiver, trustee or liquidator for it, or for a substantial part of any of its assets and such order, judgment or decree shall continue unstayed and in effect for any period of                 * * *                consecutive days; or files a voluntary petition in bankruptcy; or fails to remove an involuntary petition in bankruptcy filed against it within                * * *                consecutive days of the filing thereof.

  This Section 28.2 shall not apply to a voluntary winding up due to corporate restructuring if such restructuring does not harm or does not even improve the status of creditors.

28.3
A Party shall be deemed to have made an unauthorized assignment if it purports to assign or to grant a security interest in or otherwise encumber this Agreement without the prior written consent of the other Party ("Unauthorized Assignment") other than a customary assignments of receivables to secure an ordinary bank loan.

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28.4
This Agreement may be terminated by either Party by notice having immediate effect in the event of an Uncured Material Breach by the other Party. Failure of a Party (the "Defaulting Party") to remedy a breach of any material duty or obligation required of the Defaulting Party under the terms of this Agreement within                 * * *                business days after receipt of written notice of such breach from the other Party shall be deemed an uncured material breach ("Uncured Material Breach"). If LAB terminates by an uncured Material Breach by JANSSEN, all development results belong to LAB, including MA and MAA without further cost for LAB. JANSSEN then shall reasonably support LAB to transfer such results, MA and MAA to LAB or a designee of LAB.

  The Parties agree that in the event that LAB commits an Uncured Material Breach, then in any arbitration proceedings brought by JANSSEN pursuant to Section 40.2 the arbitrators shall be empowered, at the request of JANSSEN and the discretion of the arbitrators, to reduce the Price otherwise payable by JANSSEN to redeem the actual damages incurred by JANSSEN as a result of the Uncured Material Breach by LAB.

28.5
Except during the                * * *                after the Effective Date, JANSSEN reserves the right to terminate this Agreement at any time upon                * * *                written notice. In such event JANSSEN shall be obligated to pay LAB only for (a)

* * *

  Notwithstanding the above, JANSSEN shall have the right to terminate this Agreement during the Development Period upon                * * *                prior written notice in case any event occurs (including, but not limited to major safety issues in the clinical development of the Product) that would by generally accepted standards prevent JANSSEN or LAB to submit a MAA.

28.6
All rights to terminate shall be executed for the whole Territory or for single or more countries in the Territory, which than shall be reduced accordingly. Any termination of this Agreement shall not affect existing payment obligations and such payments deemed to be due at the same time when the termination may come due.

28.7
Should JANSSEN decide not to launch the Product not even in one country of the                * * *                after the First Marketing Authorization (including pricing) of the Product, LAB may terminate the Agreement. Should JANSSEN decide not to launch the Product                * * *                the Territory outside                * * *                of the Product, LAB may terminate the Agreement for such respective country. In such cases of Termination Section 28.5 sentences three and four (3 and 4) above shall apply.

VI.   MISCELLANEOUS

29.   Employees

        Nothing contained in this Agreement is intended or is to be construed to constitute LAB and JANSSEN as partners of joint ventures or either Party as an employee of the other. Neither Party hereto shall have any express or implied rights or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

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30.   Permits

        LAB shall maintain all government permits and licenses, including but not limited to, health, safety and environmental permits, necessary for the conduct of the activities and procedures that LAB undertakes pursuant to this Agreement.

31.   Confidential Information

        During the term of this Agreement and for a period of                * * *                thereafter, JANSSEN and LAB agree to hold all Confidential Information in confidence for the disclosing Party and not to disclose the Confidential Information of the other party to any Third Party other than an Affiliate, agent or consultant, except those who need to know such Confidential Information for purposes of carrying out the terms of this Agreement and who, including Affiliates, are bound by an equivalent obligation of confidentiality and non-use, and not to use such Confidential Information for any purpose other than for the purposes of this Agreement.

32.   Force Majeure

        Except as expressly stated otherwise in this Agreement, each of the Parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by a Force Majeure Event and such excuse shall continue as long as the condition constituting such Force Majeure Event continues, plus                 * * *                days after the termination of such condition.

33.   Notices

        All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a Party upon hand delivery or when mailed, postage prepaid, by registered or certified mail, or by telecopy when received to the other Party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

  To LAB INTERNATIONAL SRL
  Windmark, Harts Gap, Christ Church, Barbados, West Indies
  Attention: Managing Director Dr. Halvor Jaeger
  Fax No: ++1 246 435 3262

  To LAB PHARMA OY
  Biolinja 12, 20750 Turku, Finland
  Attention: Stephen Lermer, President
  Fax No: ++358 2 33324444

  To JANSSEN:
  JANSSEN PHARMACEUTICA NV
  Turnhoutseweg 30, B-2340 Beerse
  Attention: Managing Director
  Fax No:+ +32 14 60 31 79
  cc. J&J Law Department Europe
  Fax No: ++32 2 749 25 59

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34.   Publicity

        Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, without the prior written consent of the other Party, which shall not be unreasonably withheld. If a Party believes that it has legal requirement to make public the existence of or any details of or any events related in any way to this Agreement, it shall provide a copy of any such announcement to the other Party for review and approval at least                * * *                prior to making said announcement or, if the legal requirement does not reasonably allow such                 * * *                notice, without undue delay Both Parties shall reasonably co-operate with each other so as to ensure that any such reports can be reviewed and issued in accordance with the above timelines.

35.   Expenses

        Each Party shall pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby

36.   Assignment

36.1
JANSSEN may assign or delegate all or any of its rights and obligations under this Agreement to an Affiliate without the prior consent of LAB. In the event JANSSEN assigns all or any parts of its rights and obligations hereunder to an Affiliate, LAB shall at the request of JANSSEN enter into with such Affiliate, such supplemental agreements not inconsistent herewith as may be necessary or advisable to permit such Affiliate to avail itself of or perform any right or obligation of JANSSEN hereunder. Any such assignment or delegation shall not alleviate JANSSEN of its obligation hereunder.

36.2
LAB may assign or delegate to an Affiliate of LAB, all or any of its rights, obligations and intellectual property under this Agreement, but in no event shall such assignment or delegation (i) be deemed to relieve LAB of its liabilities or obligations to JANSSEN under this Agreement or (ii) adversely affect the financial, fiscal and commercial position of JANSSEN. LAB expressly acknowledges and agrees that LAB shall remain fully and unconditionally obligated and responsible for the full and complete performance of all of LAB's obligations under the terms and conditions of this Agreement. JANSSEN shall at the request of LAB enter into such supplemental agreements with any such Affiliate of LAB not inconsistent herewith as may be necessary or advisable to permit such Affiliate to avail itself of or perform any right or obligation of LAB hereunder.

37.   Severability

        The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability of such provision, or the application thereof, in any other jurisdiction.

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38.   Entire Agreement—Sole benefit of the Parties—Amendments

38.1
This Agreement and its appendices embody the entire understanding and agreement among the Parties and supersedes all previous negotiations, representations, writings and agreements, written or oral, with respect to the subject matter of this Agreement.

38.2
This Agreement is intended to be solely for the benefit of the Parties hereto and no term of this Agreement shall be enforceable by a person who is not a party to this Agreement.

38.3
No modification, amendment, variation, extension or waiver of this Agreement or any provision hereof shall be binding or effective unless in writing and signed by a duly authorized representative of each of the Parties.

39.   Conflicts

        To the extent of any conflict or inconsistency between this Agreement and any purchase order, purchase order release, confirmation, acceptance or any similar document, the terms of this Agreement shall govern.

40.   Dispute, Governing Law & Jurisdiction

40.1
This Agreement shall be governed by and construed in accordance with the laws of                * * *

40.2
The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the Parties.

(a)
Any controversy or claim arising out of or relating to this Agreement, including any such controversy or claim involving Affiliates of any Party (a "Dispute"), shall first be submitted to mediation according to                * * *                Such mediation shall be attended on behalf of each party for at least one session by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of mediation and its conclusion shall be extended until                * * *                after the conclusion of the mediation.

(b)
Any Dispute that cannot be resolved by mediation within                * * *                of notice by one party to the other of the existence of a Dispute (unless the parties agree to extend that period) shall be resolved by arbitration in accordance with the                * * *                The arbitration shall be conducted in the English language in                * * *                by three arbitrators, one named by each party and the third appointed in accordance with                * * *                The arbitrators, by accepting appointment, undertake to exert their best efforts to conduct the process so as to issue an award within                * * *                of the appointment of the last arbitrator, but failure to meet that timetable shall not affect the validity of the award. The arbitrators shall decide the Dispute in accordance with the law governing this Agreement. The award of the arbitrators may be entered in any court of competent jurisdiction.

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41.   Counterparts

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered on the date first written above by their duly authorized representatives.

LAB INTERNATIONAL SRL
By:	/s/ DR. HALVOR JAEGER	June 17, 2002
Name: Dr. Halvor Jaeger
Title: Chief Executive Officer
LAB PHARMA OY
By:	/s/ STEPHEN LERMER	June 16, 2007
Name: Stephen Lermer
Title: President
JANSSEN PHARMACEUTICA NV
By:	/s/ RENE HEK	June 20, 2007
Name: Rene Hek
Title: Vice President Finance and CFO
By:	/s/ ROGER COX	June 20, 2007
Name: Roger Cox
Title: Executive Director Licensing

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  Exhibit 10.5
EXCLUSIVE LICENCE, DEVELOPMENT AND SUPPLY AGREEMENT